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                                                                    EXHIBIT 23.3



               LUKAS MCGOWAN NACE & GUTIERREZ, CHARTERED CONSENT



     We consent to the use in this Amendment No. 3 to the Registration Statement of PCS Development Corporation on Form S-1 of our legal opinions filed as Exhibits 5.2, 5.3 and 5.4 as part of this Registration Statement.



     In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.



Lukas McGowan Nace & Gutierrez, Chartered



/s/ Lukas McGowan Nace & Gutierrez, Chartered



Washington, D.C.


July 16, 1996